UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

EXCELLIGENCE LEARNING CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of an Employee FAQ distributed to Excelligence employees on July 28, 2006.

Employee FAQ

Last week, the Company announced that it had agreed to be acquired by an affiliate of Thoma Cressey Equity Partners, a private equity investment firm (“Thoma Cressey”). As previously reported, the Thoma Cressey affiliate has agreed to pay $13.00 for each outstanding share of Excelligence common stock in a merger transaction valued at approximately $125 million. The Company has written this FAQ to answer certain questions its employees may have regarding the previously-announced merger.

1.	Who is Thoma Cressey Equity Partners ?

Thoma Cressey is a leading private equity investment firm with more than 25 years of experience in building successful companies. The firm has invested in many industry sectors and currently specializes in the software, healthcare, business services, education and consumer products and services industries. Recognized nationally for pioneering the ‘industry consolidation’ or ‘buy and build’ strategy, Thoma Cressey identifies high-potential industry sectors to partner with successful companies and build industry leaders through organic growth, operational improvements and strategic acquisitions. Thoma Cressey currently manages about $2 billion in a series of private equity funds. For more information, please visit www.thomacressey.com.

2.	Is just the Early Childhood segment or the Elementary School segment being acquired, or is it all of Excelligence Learning Corporation?

The entire Company is being acquired.

3.	Will Ron Elliott continue as CEO of Excelligence?

Ron Elliott will continue as CEO of the Company from now until the closing of the merger, as well as following the closing of the merger.

4.	Will the Company’s name change?

No. Excelligence will retain its name, as will the Company’s primary trade names Discount School Supply (DSS), Educational Products, Inc. (EPI), and Early Childhood Manufacturers’ Direct (ECMD).

5.	When will the merger close? What happens between now and then?

The merger is expected to close in the fourth quarter of 2006. Over the next few months, we will hold a special stockholder meeting to approve the transaction. In addition, the closing is subject to regulatory reviews and customary closing conditions.

From a business standpoint, from now until the closing, it is business as usual. We should all work together to continue to accomplish the goals we have set for ourselves in our 2006 budget, as well as the business goals of your individual department. Our customers and suppliers should not notice any difference in the service they have come to expect from Excelligence due to this announcement or this transaction, and all of us should work to make sure that these relationships continue to thrive. This is a time when we’ll have to be better than ever because even more people will be interested in our performance.

During the next few months, Thoma Cressey will continue learning about our business and our employees as it formulates plans for the Company’s future growth and continued success. They will be meeting with members of management, and you may be asked to join such a meeting to provide information regarding your work at Excelligence.

6.	How does this transaction affect my job? Will my compensation change?

Generally speaking, your day-to-day activities will not change. In the merger agreement, the Thoma Cressey affiliates have agreed to provide base compensation and benefits packages no less favorable than current base compensation and benefits packages for at least 18 months following the closing of the merger. However, Excelligence employees continue to be “at will” employees, and this agreement should not be construed as a guarantee of continued employment.

7.	If I own stock, what will happen to my shares when the merger closes? Can I buy or sell stock in the meantime?

Under the terms of the merger agreement, if you own stock, you will receive cash consideration of $13.00 per share. Subject to the Company’s insider trading policy and the black-out periods instituted thereunder (we are currently in such a period), you may buy and sell Excelligence stock before the closing, or you may hold any stock you own until the closing.

8.	If I have stock options, what happens to them? And what will happen to the Company’s stock option plan?

When the merger closes, Excelligence’s option plans will terminate in accordance with the terms of the merger agreement. All outstanding options to purchase Excelligence stock will fully vest when the merger closes and, in exchange for the cancellation of those options, at or soon after the closing of the merger, each holder of an unexpired option will receive a single cash payment equal to the difference between $13.00 and the exercise price for their option multiplied by the number of Excelligence shares subject to the option, less any required tax withholdings by the Company which are triggered by such option exercises. When the time comes, employees holding options will receive specific instructions on receiving payment for any such “in the money” options.

Subject to the Company’s insider trading policy and the black-out periods instituted thereunder (we are currently in such a period), employees are permitted to exercise currently vested options prior to the closing of the merger. Options will continue vesting according to their terms, until they such time as they fully accelerate prior to the closing.

Thoma Cressey will be evaluating whether to adopt a new option plan going forward in connection with its overall review of possible compensation and equity incentive programs for employees following the closing of the merger.

9.	What will happen to the Company’s other benefit plans after the transaction closes?

Thoma Cressey will be evaluating the Company’s benefit plans, including its 401(k) plan, to determine what will be the best benefit package to serve employees’ needs going forward after the closing of the transaction.

10.	What should I do if I receive calls from the press, investment analysts or stockholders?

In accordance with the Company’s Code of Business Conduct and Ethics, any such calls should be forwarded to Vikas Arora, the Company’s General Counsel. Under no circumstances should employees speak directly to any such individuals.

Additional Information about the Merger and Where to Find It

In connection with the merger transaction, Excelligence will file relevant materials with the Securities and Exchange Commission, including a proxy statement. INVESTORS AND SECURITY HOLDERS OF EXCELLIGENCE ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EXCELLIGENCE, THE THOMA CRESSEY EQUITY PARTNERS ENTITIES THAT ARE PARTY TO THE MERGER AGREEMENT AND THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by Excelligence with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Excelligence by contacting CCG Investor Relations at (310) 477-9800.

Excelligence and its executive officers and directors may be deemed to be participating in the solicitation of proxies from the security holders of Excelligence in connection with the merger.

Information about the executive officers and directors of Excelligence and the number of shares of Excelligence’s common stock beneficially owned by such persons is set forth in the proxy statement for Excelligence’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2006. Security holders may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and directors in the transaction by reading the proxy statement regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.